UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 21, 2007

Commission File Number: 0-23363

AMERICAN DENTAL PARTNERS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	04-3297858
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

American Dental Partners, Inc.

201 Edgewater Drive, Suite 285

Wakefield, Massachusetts 01880

(Address of principal executive offices, including zip code)

(781) 224-0880

(781) 224-4216 (fax)

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 132-4(c) under the Exchange Act

ITEM 1.01	Entry Into Material Definitive Agreement.

On February 21, 2007, American Dental Partners, Inc. (the “Company”) and its subsidiaries entered into Amendment No. 2 to Amended and Restated Credit Agreement (the “Amendment”) with KeyBank National Association, as administrative agent for the lenders, and the lending institutions that are parties to the Amended and Restated Credit Agreement (the “Credit Agreement”) among the Company and its subsidiaries, the lending institutions and the Administrative Agent, dated as of February 22, 2005 (and as amended by the Omnibus Amendment Agreement and Waiver, dated as of January 26, 2007) and JPMorgan Chase Bank, N.A, as a new lending institution under the Credit Agreement. Capitalized terms used and not otherwise defined are as defined in the Amendment.

The Amendment modifies certain provisions of the Credit Agreement, including without limitation: (i) an increase in the size of the facility from $70 million to $75 Million; (ii) a revision to the commitment fee rate for unused amounts under the facility; and (iii) an amended formula for calculation of interest rate. The amended Credit Agreement matures in February 2012.

ITEM 2.02	Results of Operations and Financial Condition

On February 21, 2007, the Company issued a press release regarding results for the year and quarter ended December 31, 2006. A copy of the press release is attached hereto as Exhibit 99.1.

ITEM 9.01	Financial Statements and Exhibits

(c)	Exhibits

10.1

Amendment No. 2 to Amended and Restated Credit Agreement, dated as of February 21, 2007, by and among American Dental Partners, Inc. and its Subsidiaries, the lending institutions party to the Credit Agreement and JPMorgan Chase Bank, N.A., and KeyBank National Association, as administrative agent for the lenders.

99.1	Press release dated February 21, 2007 regarding results for the year and quarter ended December 31, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN DENTAL PARTNERS, INC.

February 22, 2007	/s/ Breht T. Feigh
Breht T. Feigh
Executive Vice President,
Chief Financial Officer and Treasurer
(principal financial officer)